                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement   / /  Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                BIO-PLEXUS, INC.
     -----------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


     -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         / /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
              14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

         / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

              (1) Title of each class of securities to which transaction applies:

              __________________________________________________________________

              (2)  Aggregate number of securities to which transaction applies:

              __________________________________________________________________

              (3) Per unit price of underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________________________________

              (4)  Proposed maximum aggregate value of transaction:_____________

              (5)  Total fee paid:______________________________________________

         /X/  Fee paid previously with preliminary materials

         / / Check box if any part of the fee is offset as provided by exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             (1)   Amount previously paid:______________________________________

             (2)   Form, Schedule or Registration Statement No.:________________

             (3)   Filing Party:________________________________________________

             (4)   Date Filed:__________________________________________________

                                BIO-PLEXUS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 17, 1996

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders (the "Meeting") of Bio-Plexus, Inc., a Connecticut corporation (the "Company"), will be held on Wednesday, July 17, 1996, at 10:00 a.m., local time, at Cheney Hall, 177 Hartford Road, Manchester, Connecticut 06040, for the following purposes:

          1. To elect a Board of Directors to hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified;

          2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase to Twelve Million (12,000,000) the number of shares of Common Stock that the Company is authorized to issue;

          3. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to authorize the Board of Directors to create committees and delegate the power and authority of the Board to such committees;

          4. To consider and act upon a proposal to amend the Company's 1991 Long-Term Incentive Plan (the "Plan") to increase to One Million (1,000,000) the number of shares of Common Stock subject to the Plan;

          5. To confirm the appointment of independent public accountants for the current fiscal year; and

          6. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on June 7, 1996, as the record date for the determination of shareholders who are entitled to notice of and to vote at the Meeting and any adjournment thereof.

     The Company's Proxy Statement, Proxy and Annual Report for the fiscal year ended December 31, 1995, are submitted herewith.

                                          By order of the Board of Directors,

                                          NANCY S. LAUTENBACH
                                          Secretary

Tolland, Connecticut
June 19, 1996

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON, EVEN IF HE OR SHE HAS RETURNED A PROXY.

     DIRECTIONS TO THE MEETING ARE SET FORTH ON THE INSIDE BACK COVER PAGE.

                                BIO-PLEXUS, INC.
                               384 Q MERROW ROAD
                               TOLLAND, CT 06084

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 17, 1996

                   INFORMATION CONCERNING THE ANNUAL MEETING,
                            SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Bio-Plexus, Inc., a Connecticut corporation having its principal executive offices at 384 Q Merrow Road, Tolland, Connecticut 06084 (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, July 17, 1996, at 10:00 a.m., local time, at Cheney Hall, 177 Hartford Road, Manchester, Connecticut and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy, and any additional materials furnished to the shareholders. Copies of the solicitation materials will also be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares which are beneficially owned by others to be forwarded to such beneficial owners. The Company may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Original solicitations of proxies by mail may be supplemented by telephone, telegram, facsimile, or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

     Properly executed, not revoked proxies will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Director of the Company listed on the first proposal, and to vote FOR each one of the other proposals on the accompanying Notice of Meeting.

     The Corporation intends to mail this Proxy Statement and accompanying proxy on approximately June 19, 1996.

REVOCABILITY OF PROXY

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke such proxy at any time before it is exercised. Proxies may be revoked by either (i) sending to the Secretary of the Company, Nancy S. Lautenbach, a duly executed written instrument of revocation or a duly executed proxy bearing a date later than that on the proxy being revoked, or (ii) attending the Meeting AND VOTING IN PERSON. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Board of Directors has fixed the close of business on June 7, 1996, as the record date for the determination of shareholders entitled to receive notice of and vote at the Meeting. On that date the Company had issued and outstanding 6,892,605 shares of its common stock ("Common Stock"), and 20,000 shares of its Class A common stock ("Class A Common Stock"). On each matter submitted to a shareholder vote, each share of Common Stock entitles its holder to one (1) vote, and each share of Class A Common Stock entitles its holder to five hundred (500) votes.

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of May 30, 1996 for: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock; (ii) each of the Company's directors; (iii) the Company's chief executive officer and all other executive officers with compensation in excess of $100,000 (determined as of December 31, 1995) (the "Named Executive Officers"); and (iv) all the directors and executive officers as a group.

                                                             NUMBER OF SHARES         PERCENT OF CLASS
                   NAME AND ADDRESS(1)                     BENEFICIALLY OWNED(2)     BENEFICIALLY OWNED
- ---------------------------------------------------------  ---------------------     ------------------
Carl R. Sahi(3)..........................................         633,500                    9.0
Ronald A. Haverl(4)......................................         534,716                    7.6
Wasatch Advisors, Inc.(5)................................         397,138                    5.8
  68 South Main Street, Suite 400
  Salt Lake City, UT 84101
Richard Ribakove(6)......................................          39,412                 *
Milton Stoller(7)........................................           5,000                 *
Martin M. Lilienthal(8)..................................          94,670                    1.4
  90 State House Square
  Hartford, CT 06103
All directors and executive officers as a group (7
  persons)(9)............................................       1,360,573                   18.8

- ---------------
 *  Less than 1%.

(1) Unless otherwise indicated, the address of each named holder is c/o Bio-Plexus, Inc., 384 Q Merrow Road, Tolland, Connecticut 06084.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within sixty
    (60) days, are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) Includes 50,000 shares of Common Stock held by E.B. Hanson, Inc., a company controlled by Mr. Sahi, and 125,000 shares of Common Stock issuable upon the exercise of warrants held by Mr. Sahi which are presently exercisable.

(4) Includes 125,000 shares of Common Stock issuable upon the exercise of warrants held by Mr. Haverl which are presently exercisable.

(5) Based solely on such holder's Schedule 13G dated February 16, 1996 and filed with the Securities and Exchange Commission.

(6) Includes: (i) 27,000 shares of Common Stock owned jointly by Mr. and Mrs. Ribakove as to which Mr. and Mrs. Ribakove share voting and investment power; (ii) 1,112 shares of Common Stock issuable upon the exercise of warrants jointly owned by Mr. and Mrs. Ribakove which are presently exercisable; (iii) 10,000 shares of Common Stock issuable upon exercise of options granted to Mr. Ribakove pursuant to the Company's 1995 Non-Employee Director Stock Option Plan; and (iv) 600 shares held in custodial accounts for the Ribakoves' minor children.

(7) Represents shares of Common Stock issuable upon exercise of options granted to Mr. Stoller pursuant to the Company's 1995 Non-Employee Director Stock Option Plan.

(8) Consists of 94,670 shares of Common Stock issuable upon exercise of warrants held by Advest, Inc. Mr. Lilienthal disclaims beneficial ownership of all such shares.

(9) Includes 50,000 shares of Common Stock held by E.B. Hanson, Inc., a company controlled by Mr. Sahi, 412,782 shares of Common Stock issuable upon the exercise of options and warrants held by executive officers and directors, and 600 shares held in custodial accounts for the Ribakoves' minor children.

     The following table sets forth certain information with respect to the beneficial ownership of shares of Class A Common Stock as of May 30, 1996 for:
(i) each person who is known by the Company to beneficially own more than 5% of the Class A Common Stock; (ii) each of the Company's directors; (iii) each of the Company's Named Executive Officers; and (iv) all the directors and executive officers as a group.

                                                         NUMBER OF SHARES         PERCENT OF CLASS
                 NAME AND ADDRESS(1)(2)                BENEFICIALLY OWNED(3)     BENEFICIALLY OWNED
    -------------------------------------------------  ---------------------     ------------------
    Ronald A. Haverl.................................          10,000                      50
    Carl R. Sahi.....................................          10,000                      50
    All directors and executive officers as a group
      (7 persons)....................................          20,000                     100

- ---------------
(1) The address of each named holder is c/o Bio-Plexus, Inc., 384 Q Merrow Road, Tolland, Connecticut 06084.

(2) No person other than Mr. Haverl and Mr. Sahi owns shares of Class A Common Stock. All authorized shares of Class A Common Stock are issued and outstanding.

(3) Beneficial ownership is explained in Footnote 2 in the previous table.

VOTING PROCEDURES

     Pursuant to the Company's by-laws, to constitute a quorum for the transaction of business at any meeting of shareholders, there must be present, in person or by proxy, the holders of a majority of the voting power of the issued and outstanding shares of voting stock of the Company. To be elected, a nominee for director must receive a majority of the votes present, in person or by proxy, at the meeting. A similar proportion of votes is required to amend the Company's 1991 Long-Term Incentive Plan and to confirm the appointment of independent public accountants. With respect to the proposals to amend the Company's Certificate of Incorporation, different approval levels are required. These actions require approvals by majorities of the voting power of all issued and outstanding shares of voting stock, not just shares represented at the meeting. For the amendment to authorize the Board of Directors to establish committees and delegate all or a portion of the power and authority of the Board to such committees, a vote of holders of a majority of the voting power of the issued and outstanding shares of voting stock is required. For the amendment to increase the authorized number of shares of Common Stock from 10,000,000 to 12,000,000 two approvals are required. Holders of a majority of the voting power of the issued and outstanding shares of voting stock and holders of a majority of the voting power of the issued and outstanding shares of Common Stock (voting as a separate class) must approve the amendment. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the Meeting. With respect to the proposals to amend the Company's Certificate of Incorporation, abstentions and broker non-votes will be treated as votes against a proposal. With respect to the election of directors and other proposals, abstentions will be treated as votes against the proposal, and broker non-votes will have no effect with respect to the vote.

                    1. NOMINATION AND ELECTION OF DIRECTORS

     One of the purposes of the Meeting is the election of the Board of Directors of the Company to hold office until the 1997 Annual Meeting of Shareholders, and until their successors have been duly elected and qualified. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below, unless one or more of such nominees should become unavailable for election by reason of death or other unexpected occurrence, in which event such shares will be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated has agreed to serve if elected, and the Company knows of no reason why any of the listed nominees would be unavailable to serve.

NOMINEES

     A board of five directors is proposed to be elected at the Meeting.

     The names of the nominees, all of whom are currently directors of the Company, and certain information about them are set forth below.

       NAME OF NOMINEE          AGE                        POSITION
- ------------------------------  ---     ----------------------------------------------
Ronald A. Haverl..............  60      Chairman of the Board of Directors,
                                        Chief Executive Officer, Treasurer
Martin M. Lilienthal..........  54      Director
Richard D. Ribakove...........  41      Director
Carl R. Sahi..................  40      President, Director
Milton Stoller................  69      Director

     MR. HAVERL is the Chairman of the Board of Directors of the Company, Chief Executive Officer and Treasurer of the Company. Mr. Haverl has been a Director since September, 1989. Mr. Haverl has extensive entrepreneurial experience having co-founded one computer company and two medical instrument companies. These companies are, respectively, ScanOptics, Inc., Mediscan, Inc. and Spectrascan, Inc. At these companies, Mr. Haverl had extensive experience bringing new equipment and concepts through the development, production and marketing stages. In addition, at Spectrascan, Inc. Mr. Haverl coordinated that company's involvement in a four million dollar clinical test and acted as liaison with the United States Food and Drug Administration and the Office of Technology Assessment. Mr. Haverl joined the Company in February, 1989 as its Chief Executive Officer, a position he has held since that date. From 1987 to 1989, he was self-employed. Prior to that, he was President of Spectrascan, Inc. Mr. Haverl holds four patents. He is a graduate of Brown University with a Bachelor of Science in Electrical Engineering.

     MR. LILIENTHAL is a Director of the Company. Mr. Lilienthal has been a Director since November 1995 when he was appointed by the Board. He has been Senior Vice President and Chief Financial Officer of Advest Group, Inc., the parent company of Advest, Inc. ("Advest") since 1988. Mr. Lilienthal is also a director and the chief financial officer of Advest and a director of several other subsidiaries of Advest Group, Inc. Mr. Lilienthal has been employed by Advest Group, Inc. and its predecessor firms since 1967. Advest was the representative of the underwriters that participated in the Company's 1995 public offering of shares of its Common Stock and provided other investment banking services to the Company in 1995. Pursuant to the underwriting agreement between the Company and Advest, the Company agreed to expand its Board of Directors with outside directors satisfactory to Advest. Mr. Lilienthal was added to the Board of Directors pursuant to that agreement.

     MR. RIBAKOVE is a Director of the Company and an attorney in private practice in New York City. Mr. Ribakove has been a Director of the Company since its founding in September, 1987. He is also the Vice President of Mooney-General Paper Co., a large distributor of paper products. He is a graduate of Hofstra University with a Bachelor of Arts in Business Administration and is a graduate of Brooklyn Law School.

     MR. SAHI is a Director of the Company and the Company's President. Mr. Sahi founded the Company in September, 1987 and has been the President and a Director since that time. Prior to 1987, Mr. Sahi had eight years of entrepreneurial experience in developing products, services and small companies. His experience includes the development of a polyvinyl chloride gasketed plastic bottle cap, the formation and management of a company that assembled plastic immunoassay diagnostic test kits and the formation, management and sale of a janitorial maintenance company. Mr. Sahi is the principal inventor of the Company's self-blunting needle and founded the Company in order to develop, manufacture and market the product. Mr. Sahi has three years of undergraduate business education, holds a Bachelor's Degree in Pathobiology from the University of Connecticut and has six years of graduate training in Chemistry.

     MR. STOLLER is a Director of the Company. Mr. Stoller has been a Director since September, 1992. Mr. Stoller is currently the Manager of Research and Development for LORAD, a manufacturer of mammography equipment. He has held that position since 1989. Between 1986 and 1989, he was President of ScanMedical, another manufacturer of scanning equipment. Prior to joining Scan Medical, Mr. Stoller held the position of Vice President of Engineering at ScanOptics, Mediscan and Spectrascan. Mr. Stoller has wide experience in medical device firms and with start-up companies. Mr. Stoller holds a Bachelor of Science in Electrical Engineering from City College of New York.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

     The Board of Directors has four standing committees: the Executive Committee, the Compensation Committee, the Audit Committee, and the 1995 Non-Employee Directors' Stock Option Plan Committee. The Board does not have a nominating committee.

     The Executive Committee has the authority to act on all matters otherwise requiring Board of Director action. Messrs. Haverl and Sahi are the members of the Executive Committee. During the fiscal year ended on December 31, 1995, the Executive Committee acted through unanimous written consent of its two members on five occasions. In addition, during the same period, the Executive Committee held two formal meetings and Mr. Haverl and Mr. Sahi met weekly on an informal basis.

     The Compensation Committee acts on all matters related to compensation of persons providing services to the Company, including the making of grants under the Company's 1991 Long-Term Incentive Plan. Messrs. Ribakove and Stoller are the members of the Compensation Committee. Prior to July 6, 1995 Messrs. Haverl, Sahi and Stoller constituted the Compensation Committee. During the fiscal year ended on December 31, 1995, the Compensation Committee held two meetings and acted by unanimous written consent of its members once.

     The Audit Committee reviews the result and scope of the annual audit and other services provided by the Company's independent auditors. Messrs. Lilienthal, Stoller, and Ribakove are the members of the Audit Committee. There was one meeting of the Audit Committee held during the fiscal year ended December 31, 1995. That meeting was held prior to Mr. Lilienthal joining the Audit Committee.

     The 1995 Non-Employee Directors' Stock Option Plan Committee administers that plan. Messrs. Haverl and Sahi are the members of the 1995 Non-Employee Directors' Stock Option Plan Committee. There were no meetings of such committee during the year ended December 31, 1995.

     In addition to acting through the action of its Executive Committee as indicated above, the Board of Directors took action on seven occasions during the fiscal year ended December 31, 1995, four of which were by unanimous written consent.

     No Director failed to attend at least 75% of the meetings of the Board of Directors or the committee on which such Director served.

MANAGEMENT

     The executive officers and directors of the Company are as follows:

             NAME               AGE                        POSITION
- ------------------------------  ---     ----------------------------------------------
Ronald A. Haverl(1)(2)........  60      Chairman of the Board of Directors, Chief
                                        Executive Officer, Treasurer
Carl R. Sahi(1)(2)............  40      President, Director
Gary L. Smith.................  43      Vice President, General Manager
Kevin J. Seifert..............  35      Vice President, Marketing and Sales
Richard D. Ribakove(3)(4).....  41      Director
Milton Stoller(3)(4)..........  69      Director
Martin M. Lilienthal(4).......  54      Director

- ---------------
(1) Member of Executive Committee.

(2) Member of 1995 Non-Employee Directors' Stock Option Plan Committee.

(3) Member of Compensation Committee.

(4) Member of Audit Committee.

     The biographical information for Messrs. Haverl, Sahi, Lilienthal, Ribakove, and Stoller is included above under "Nominees" for Directors.

     MR. SMITH became the Company's Vice President, General Manager in May, 1995. In this capacity, Mr. Smith has responsibility for Engineering, Human Resources, Manufacturing Plant Operation, and Quality Assurance. Mr. Smith joined the Company in September, 1994 as its Director of Engineering, a position he held until May, 1995. Mr. Smith has twenty-three years of industrial experience, with ten years in high volume manufacturing of disposable medical devices. From February, 1989 to September, 1994, Mr. Smith was employed by Becton-Dickinson and Company, where he was Engineering Manager of a syringe manufacturing plant. Mr. Smith's medical manufacturing background also includes Critikon, a Johnson & Johnson company involved in making intravenous catheters. Mr. Smith holds a Bachelor of Science in Manufacturing Engineering from Brigham Young University and a Masters in Business Administration from Rensselaer Polytechnic Institute.

     MR. SEIFERT is the Company's Vice President, Marketing and Sales. He joined the Company in October, 1990 as its director of sales. Mr. Seifert was promoted to his present position in May, 1991. Mr. Seifert has ten years experience in the medical sales and marketing field. Between May, 1989 and September, 1990 he was the Director of Sales and Marketing for Advanced Pulmonary Technologies, Inc., a company that specializes in the design and manufacture of pulmonary life support equipment. Prior to working for Advanced Pulmonary Technologies, Inc., Mr. Seifert worked for Sage Products Incorporated, a leader in disposable diagnostic medical devices, as a product manager and marketing specialist, and in new products research and development from 1986 until May, 1989. Mr. Seifert holds one patent. Mr. Seifert holds a Bachelor of Science in Marketing from New Hampshire College.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Included below are tables which set forth certain information concerning compensation paid by the Company to its Chief Executive Officer and all other Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION
                                                                           ----------------------
                  NAME AND PRINCIPAL POSITION                     YEAR     SALARY($)     BONUS($)
- ----------------------------------------------------------------  ----     ---------     --------
Ronald A. Haverl,...............................................  1995      219,548       85,286
Chief Executive Officer                                           1994      178,781       75,000
                                                                  1993      164,424           --
Carl R. Sahi,...................................................  1995      219,701           --
President                                                         1994      179,264           --
                                                                  1993      164,924           --

     The following table sets forth certain information with respect to warrant exercises during the year ended December 31, 1995 and the number of shares covered by both exercisable and unexercisable warrants held by each of the Named Executive Officers. Also reported are values for "in-the-money" warrants that represent the positive spread between the respective exercise prices of outstanding warrants and the closing price ($10.25 per share) of the Common Stock on December 31, 1995, as reported by the Nasdaq National Market.

                AGGREGATED WARRANT EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END WARRANT VALUES

                                                             NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                    SHARES                        WARRANTS AT              IN-THE-MONEY WARRANTS AT
                                   ACQUIRED                    DECEMBER 31, 1995               DECEMBER 31, 1995
                                      ON       VALUE     ------------------------------   ---------------------------
              NAME                 EXERCISE   REALIZED   EXERCISABLE      UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------------------  --------   --------   -----------      -------------   -----------   -------------
Ronald A. Haverl.................      --         --       250,000(1)             --      $ 1,640,000              --
Carl R. Sahi.....................      --         --       250,000(1)             --        1,640,000              --

- ---------------
(1) Each Mr. Haverl and Mr. Sahi exercised warrants for 125,000 shares of Common Stock on April 30, 1996.

EMPLOYMENT AGREEMENTS

     The Company does not have employment agreements with any of its executive officers or other key employees, nor does the Company have with any of its executive officers or other key employees any compensation agreement or arrangement which becomes effective upon their resignation, retirement, termination or a change of control of the Company. All employees have executed confidentiality agreements with the Company.

COMPENSATION OF DIRECTORS

     Non-employee members of the Board of Directors receive automatic grants of options for shares of Common Stock under the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan was adopted on July 6, 1995 at the Company's 1995 Annual Meeting of Shareholders. Currently, only Messrs. Ribakove, Stoller and Lilienthal are eligible to participate in the Directors' Plan. Participants who had served as directors prior to the adoption of the Directors' Plan automatically received an option for 1,000 shares for each calendar year they served as a director. Pursuant to this provision, Mr. Ribakove and Mr. Stoller received, respectively, options for 9,000 and 4,000 shares of Common Stock for past services. During the term of the Directors' Plan, participants automatically receive a grant of an option for 1,000 shares of Common Stock on their election or re-election. Messrs. Ribakove, Stoller, and Lilienthal each received an automatic grant for 1,000 shares of Common Stock for services in 1995. All options granted vest one (1) year after the grant, are exercisable for the lesser of one (1) year from termination as a director or five (5) years from grant, and have an exercise price equal to the fair market value of the underlying shares of Common Stock at the time of grant. Vesting is accelerated upon the death, disability, or retirement of a participant. Should a participant terminate his or her service as a director for any other reason, shares not fully vested under an option will be forfeited. Payment of the option exercise price may be made in cash or by transfer to the Company of shares of Common Stock having a fair market value equal to the option exercise price, or by withholding from the shares that would otherwise be issued under an option, that number of shares having a fair market value equal to the option exercise price.

     There are fifty thousand (50,000) shares reserved for issuance under the Directors' Plan, including sixteen thousand (16,000) shares subject to outstanding options as of December 31, 1995. No options have been exercised under the Directors' Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Ribakove and Stoller are the members of the Compensation Committee. Prior to July 6, 1995, Messrs. Haverl, Sahi and Stoller constituted the Compensation Committee. Mr. Haverl and Mr. Sahi are both executive officers of the Company. No executive officer of the Company serves on the compensation committee (or in a like capacity) for any other entity; and no executive officer of the Company serves as a director of another entity which has an executive officer serving on the Compensation Committee.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, administers the Company's 1991 Long-Term Incentive Plan, and sets specific compensation levels for executive officers of the Company. The goal of the Committee is to provide such level and form of compensation as will allow the Company to attract, retain, and motivate persons important to the growth and success of the Company. Non-employee directors serve as members of the Compensation Committee.

COMPENSATION PROGRAMS

     Base Salary. The Committee establishes base salaries for each of the executive officers based upon their position with the Company, their experience level and their individual performance. Base salaries are subject to adjustment by the Committee, from time to time, in its subjective discretion.

     Bonuses. Each executive officer is eligible to receive a cash bonus at the election of the Committee. The bonus may be awarded at any time during the year and may be based on a specific goal or achievement or overall performance of the officer.

     Incentive Plan. Executive officers are eligible to participate in the Company's 1991 Long-Term Incentive Plan (the "Incentive Plan"). Grants under the Incentive Plan may be made in a variety of forms including warrants to purchase Common Stock, stock options, incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and restricted stock. Stock options may be accompanied by stock appreciation rights and restricted stock may be accompanied by grants of performance shares (contractual rights to compensation measured by increases in the value of Common Stock payable in cash). Only grants of stock options have been made under the Incentive Plan. The grants to executive officers were all intended to qualify as incentive stock options with an exercise price equal to the fair market value of the shares at the time of grant and subject to certain other exercise and holding period restrictions. Vesting periods for executive officers have ranged from three to five years. Generally, the options were provided through initial grants at or near the date of hire and subsequent grants as the Committee deemed appropriate. The intent of the grants was to create an incentive for the recipient to remain at the Company and to provide a long-term incentive to achieve or exceed the Company's goals.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Haverl is the Chief Executive Officer of the Company. His compensation consists of a base salary plus bonus. In 1995, he received a base salary of $220,000 (which remained unchanged from 1994) and bonuses aggregating $85,286 (including tax gross-ups). The factors considered by the Board of Directors in determining Mr. Haverl's compensation included the performance of the Company in 1995 and Mr. Haverl's leadership and form and level of service during the year. Under Mr. Haverl's direction and guidance, in 1995 the Company expanded manufacturing and sales and marketing activities for the blood collection needle, reduced production costs, successfully completed a second public offering of securities and accelerated the development of new products. Mr. Haverl also took on additional duties by reassuming the role of Chief Financial Officer in the fourth quarter of 1995.

CODE SECTION 162(M)

     In 1993, the Code was amended to add Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by a public company in any year with respect to certain of the company's higher paid executives. Certain performance based compensation that has been approved by shareholders is not subject to the deduction limitation. The 1995 cash compensation of the Company's executives was well below the level where this limitation would apply. The Company believes that options granted under the Incentive Plan are excluded from the Section 162(m) limitation as performance-based compensation.

                                          COMPENSATION COMMITTEE:

                                          RICHARD RIBAKOVE
                                          MILTON STOLLER

                            STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on the Company's Common Stock for the period indicated below with the cumulative total return on the Nasdaq Stock Market (U.S) Index and the S&P Healthcare Composite Index. The comparison assumes $100 was invested on June 20, 1994, at the initial public offering price in the Company's Common Stock and in each of the indices and assumes reinvestment of dividends.


                       BIO-PLEXUS               NASDAQ STOCK INDEX              S&P HEALTHCARE INDEX
                       ----------               ------------------              --------------------

Date

06/20/94                100.00                       100.00                            100.00
06/30/94                112.50                        98.31                             99.15
07/31/94                117.50                       100.32                            100.10
08/31/94                145.00                       106.72                            111.91
09/30/94                159.38                       106.45                            114.23
10/31/94                187.50                       108.54                            115.68
11/30/94                115.00                       104.94                            116.80
12/31/94                127.50                       105.23                            117.88
01/31/95                145.00                       105.78                            125.59
02/29/95                142.50                       111.37                            127.37
03/31/95                147.50                       114.67                            131.13
04/30/95                145.00                       118.28                            134.67
05/31/95                110.00                       121.34                            138.16
06/30/95                120.00                       131.17                            144.01
07/31/95                118.75                       140.79                            150.89
08/31/95                120.00                       143.65                            150.64
09/30/95                122.50                       146.95                            163.79
10/31/95                117.50                       146.04                            168.40
11/30/95                100.00                       149.47                            176.77
12/31/95                102.50                       148.70                            186.08


          2. AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF SHARES AUTHORIZED

     Introduction. The shareholders are being asked to approve an amendment to the Company's Certificate of Incorporation to increase the total number of shares of Common Stock that the Company is authorized to issue. The Board of Directors has approved an increase in the number of shares of Common Stock the Company is authorized to issue from 10,000,000 to 12,000,000.

     The resolution to approve the amendment is as follows:

          RESOLVED, that Article III, Capitalization, of the Certificate of Incorporation of the Company be, and hereby is, amended to increase from Ten Million (10,000,000) to Twelve Million (12,000,000) the number of shares of Common Stock, without par value, which the Company shall have authority to issue.

     At the close of business on May 30, 1996 there were 6,892,605 shares of Common Stock issued and outstanding (with none held in treasury) and 1,181,394 shares of Common Stock subject to outstanding warrants. Assuming the approval of the proposal to amend the 1991 Long-Term Incentive Plan to increase the number of shares subject to that Plan to 1,000,000, after taking into account options already exercised under the Incentive Plan there will be 8,965,999 shares of Common Stock issued and outstanding or reserved for issuance. There are 10,000,000 shares of Common Stock currently authorized, leaving 1,034,001 shares available for future corporate purposes.

     Reasons for the Increase. The Board of Directors believes that it is prudent and desirable at this time to have additional shares of Common Stock authorized. Such shares would then be available for issuance in future financings, acquisitions or other corporate transactions. The relatively small number of shares currently authorized but not issued or reserved for issuance could substantially limit the ability of the Company to effect any such transaction. No transaction is presently planned, and any additional authorized shares may not be needed. However, once authorized, no further authorization of shareholders will be sought for the issuance of the shares unless the transaction of which the issuance is a part requires shareholder approval under Connecticut law or otherwise (for example, a merger transaction).

     Preemptive Rights. The holders of shares of Common Stock of the Company do not have preemptive rights to purchase any shares of authorized stock of the Company.

     Possible Anti-Takeover Effects. As previously stated, once the increase in the number of authorized shares of Common Stock is approved by the shareholders, the Board of Directors of the Company can, in many cases, issue such additional shares without further shareholder action. Although not so intended by the Board of Directors, one of the possible effects of the increase would be to allow the Board to issue additional shares in such a manner as to discourage or to render it more difficult to effect a tender offer, merger, proxy contest, or other attempt at assuming control of the Company by another person. If employed in such a manner, the effect of issuing additional shares may be to deter or thwart the accomplishment of a business combination involving a merger or other change in control of the Company that may at the time be advantageous to some shareholders, and possibly to render more secure the position of incumbent management. While the Board is presently unaware that any such attempt at assumption of control of the Company may be made, and presently does not intend to authorize the issuance of additional shares of Common Stock of the Company to frustrate or block any such effort, shareholders should be aware when voting on the proposal to increase the authorized number of shares of Common Stock that such an increase may be viewed by some as a potential anti-takeover measure by the Company.

     Required Vote of Stockholders. Holders of shares of Common Stock have the right to vote separately as a class on the proposed amendment. Holders of a majority of the issued and outstanding shares of Common Stock must approve the amendment. Holders of a majority of the voting power of all classes of voting stock must also approve the amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL
                                  TO AMEND THE
  COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED
                                    SHARES.

  3. AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO CREATE COMMITTEES AND DELEGATE ALL OR A PORTION OF THE
              POWER AND AUTHORITY OF THE BOARD TO SUCH COMMITTEES

     The shareholders are being asked to approve an amendment to the Company's Certificate of Incorporation to provide for the Board of Directors to establish committees and delegate all or a portion of the power and authority of the Board to such committees. On January 1, 1997, the Connecticut Business Corporation Act ("CBCA") will become effective. CBCA will replace the current Connecticut Stock Corporation Act. The Board of Directors presently delegates the full authority of the Board to its Executive Committee and delegates various other levels of authority to other committees. In order to preserve this form of delegated authority under the CBCA, such authority must be contained in the Certificate of Incorporation. The proposed amendment is intended to effect such action.

     The resolution to approve the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of the Company be and hereby is amended by adding the following new Article VIII:

                                  ARTICLE VIII
                                   COMMITTEES

     The Board of Directors shall have the authority to create one or more committees of the Board of Directors and to delegate to such committees all or such portion of the power and authority of the Board of Directors as the Board shall determine, such determination being conclusively evidenced by the passage of a resolution or resolutions of the Board establishing one or more committees and delegating such power and authority.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL
 TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD OF
                        DIRECTORS TO CREATE COMMITTEES.

          4.  AMENDMENT TO THE COMPANY'S 1991 LONG-TERM INCENTIVE PLAN

     The shareholders are being asked to approve an amendment to the Company's 1991 Long-Term Incentive Plan (as amended, the "Incentive Plan"). Subject to shareholder approval, the Board of Directors has voted to amend the Incentive Plan to increase the number of shares of Common Stock subject to it from 750,000 to 1,000,000 shares. A summary of the material terms of the Incentive Plan is provided below. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan.

     The closing price of the Company's common stock on the Nasdaq National Market on June 14, 1996, was $11 5/8.

  General

     The purpose of the Incentive Plan is to encourage stock ownership of key employees and certain other persons who provide services to the Company, to attract and retain key employees with requisite experience and ability, and to associate more closely the interests of employees and other key contributors with the interest of shareholders. All employees of the Company (approximately 100 persons) are eligible to participate in the Incentive Plan. Outside consultants and other service providers also are eligible to participate in the Incentive Plan. The number of such persons cannot be determined.

     The Incentive Plan is administered by a committee of the Company's Board of Directors (the "Plan Committee") which consists of not less than two outside directors. Such directors may not participate in the Incentive Plan. Among other things, the Plan Committee determines, subject to the provisions of the Incentive Plan, who is eligible to receive an award under the plan, the size and form of award, and the terms and conditions of the awards. The Compensation Committee presently serves as the Plan Committee.

     Awards under the Incentive Plan may include any of the following: stock options, either incentive stock options ("ISOs") or nonqualified stock options ("NSOs"), with or without stock appreciation rights; restricted share awards, with or without performance shares (contractual rights to compensation measured by increases in the value of Common Stock payable in cash); and warrants. To date, only stock options have been granted under the Incentive Plan.

  Stock Options

     ISOs and NSOs may be granted under the Incentive Plan for such number of shares of Common Stock as the Plan Committee may determine. The Plan Committee establishes the exercise period for the options subject to the limitation that no option may be exercisable after ten (10) years from the date of grant. Payment of the exercise price may be made by cash, shares of Common Stock, or a combination of cash and shares.

     An option designated as an ISO by the Plan Committee is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. An ISO can be granted only to common law employees. The ISO exercise price must equal or exceed the fair market value of the underlying stock on the date of the grant. For individuals who on the date of grant own shares of capital stock with an aggregate voting power of 10% or more of all shares, the option exercise price must be 110% of the fair market value on the date the option was granted and the option exercise period cannot exceed five years. Upon exercise of the option, the employee must hold the shares so acquired for at least two years from the date of grant and one year from the date of exercise. Should the employee fail to comply with the holding periods, the option will be treated like an NSO. The number of shares subject to ISOs that first become exercisable by an optionee during a given year must not exceed a fair market value, measured as of the date of the grant, of $100,000.

     An option designated as an NSO by the Plan Committee is not intended to qualify as an ISO under the Code. Except for the general limitations applicable to all options described above, there are no special terms and provision related to NSOs.

Stock Appreciation Rights

     Stock Appreciation Rights ("SARs") are rights to receive cash and/or shares of Common Stock in lieu of the purchase of shares under a related stock option. SARs are only granted in conjunction with a stock option and are exercisable at the same times and with regard to the same number of shares as the related stock option. If a SAR is exercised, the related portion of the stock option underlying the SAR will be cancelled. Upon the exercise of a SAR, the Company will pay the holder an amount in cash, shares of Common Stock, or a combination thereof equal to the difference between the option price of a share and the fair market value of such shares, multiplied by the number of SARs being exercised. The method of payment is elected by the holder but is subject to approval by the Plan Committee, in its sole discretion.

Restricted Stock/Performance Shares

     Under the Incentive Plan, the Plan Committee may grant restricted stock awards. Such awards may be granted in tandem with cash awards designated as "performance shares". The restricted stock awards are grants of shares of Common Stock subject to certain restrictions, including a limitation on sale, transfer, or other disposition and forfeiture to the Company if there is a termination of employment during the restricted period other than by death, retirement, or permanent disability.

Warrants

     The Incentive Plan permits the Plan Committee to grant a participant a warrant to acquire shares of Common Stock. The warrant is treated the same as an NSO for purposes of the Incentive Plan except that no SARs may accompany a warrant.

Restrictions on Awards to Certain Employees

     Section 162(m) of the Code limits the deductibility of certain payments made to a public company's chief executive officer and certain other highly compensated employees ("Covered Employees"). The limitation does not apply with respect to stock options and similar awards if the following conditions are met:
(i) a committee of outside directors makes the awards; (ii) the plan under which the awards are made sets the maximum number of shares that may be subject to awards in favor of any given Covered Employee; and (iii) under the terms of the grant, the amount of compensation received by the employee is based solely on an increase in the value of the stock after the date of the grant. The Incentive Plan contains provisions designed to meet these conditions, and fixes at 50,000 the maximum number of shares that a Covered Employee may be granted in any given year.

  Federal Income Tax Consequences

     Grants of ISOs under the Incentive Plan will have no immediate tax consequences to the Company or the optionee. If the optionee exercises the ISO and does not dispose of the shares either within the two (2) year period following the date the option is granted or within the one (1) year period following the date of exercise, the difference between the amount realized on any disposition of the shares thereafter and the option exercise price will be treated as long-term capital gain or loss to the optionee. However, for the purposes of the alternative minimum tax calculation, such amount will be included in alternative minimum taxable income. If an optionee disposes of shares prior to the expiration of the requisite holding period, then the lesser of (i) the difference between the option exercise price and the fair market value of the shares on the exercise date, and (ii) the amount of gain realized, will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event, the Company will be entitled to a corresponding deduction from its income. Any excess of the amount realized by the optionee on dispositions of the shares over the fair market value of the shares at the time of exercise will be treated as capital gain.

     There will be no federal income tax consequences to either the optionee or the Company on the grant of an NSO. On the exercise of an NSO, the excess of the fair market value of the shares received on exercise over the option exercise price will be compensation to the optionee and treated as ordinary income. The Company will be entitled to a corresponding deduction. Upon a subsequent sale or taxable exchange of shares acquired upon exercise of an option, the optionee will have capital gain or loss equal to the difference between the amount realized on the sale or transfer and the tax basis of such shares.

     If the Company delivers cash or shares of Common Stock to an employee upon exercise of a SAR, the amount of such cash or the fair market value of such shares will be treated as ordinary income to the employee and the Company will be entitled to a corresponding deduction.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S 1991 LONG-TERM INCENTIVE PLAN
             TO INCREASE THE NUMBER OF SHARES SUBJECT TO THAT PLAN.

        5. CONFIRMATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has appointed Price Waterhouse LLP, independent accountants, to examine the accounts of the Company for the current fiscal year and to report on the Company's financial statements for that period. Price Waterhouse LLP has acted as the Company's independent public accountants since 1992. Representatives of Price Waterhouse LLP will be present at the meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO CONFIRM THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR.

                            SHAREHOLDERS' PROPOSALS

     Shareholder proposals intended to be presented at the Company's 1997 Annual Meeting must be received by the Secretary of the Company, Nancy S. Lautenbach, no later than February 19, 1997 in order to be eligible for inclusion in the proxy statement and form of proxy related to that meeting.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the financial statements and the financial statements schedules, is included in the Company's Annual Report to Shareholders which accompanies this Proxy Statement. Copies of any exhibit to the Annual Report on Form 10-K can be obtained for a nominal fee by written request to the Secretary of the Company, Nancy S. Lautenbach, at the address appearing on the front page of this Proxy Statement.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          NANCY S. LAUTENBACH
                                          Secretary

Tolland, Connecticut
June 19, 1996

________________________________________________________________________________


                HOW TO GET TO
                 CHENEY HALL

From 84 East or West, take 384 East to Exit 2
(Keeney Street). Left at end of ramp to the                     [MAP]
traffic light. Left at traffic light onto Keeney
Street. Right at traffic light onto Hartford
Road. Cheney Hall is 7/10th of a mile on the          _______________________
left side of Hartford Road.                             Cheney Hall
                                                        177 Hartford Road
                                                        Manchester, CT 06040
                                                      _______________________

________________________________________________________________________________

If you have any questions, please call
Christina Tamburro at (860) 871-8601.

                                BIO-PLEXUS, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R The undersigned hereby severally appoints Ronald A. Haverl, Carl R. Sahi, and Richard L. Higgins as agents, each with the power of substitution, and
O hereby authorizes each of them to vote all shares of common stock of the undersigned at the 1996 Annual Meeting of Shareholders of the Company to be
X held at Cheney Hall, 177 Hartford Road, Manchester, CT 06040, on Wednesday, July 17, 1996 at 10:00 a.m., local time, and at any adjournment thereof.
Y
        WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE.
                                                                   -----------
                                                                   SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE
                                                                   -----------

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

The Board of Directors recommends a vote FOR proposals 1,2,3,4 and 5.

1. ELECTION OF DIRECTORS:
   NOMINEES: R. Haverl, C. Sahi, R. Ribakove, M. Stoller, M. Lilienthal

                            FOR             WITHHELD
                            / /               / /

/ / ___________________________________________________________________________
    For all nominees except as noted above.

                                                FOR       AGAINST       ABSTAIN
2. Approval of the amendment to the             / /         / /           / /
   Company's certificate of incorporation to increase the number of shares of Common
   Stock that the Company is authorized to
   issue.

3. Approval of the amendment to the             / /         / /           / /
   Company's certificate of incorporation to authorize the Company's Board of
   Directors to create such committees as it may deem appropriate and delegate its powers and authority to such committees.

4. Approval of the amendment of the             / /         / /           / /
   Company's 1991 Long-Term Incentive
   Plan.

5. Confirmation of Appointment of               / /         / /           / /
   Independent Public Accountants.

   MARK HERE       / /         MARK HERE IF     / /
   FOR ADDRESS                 YOU PLAN TO
   CHANGE AND                  ATTEND THE
   NOTE AT LEFT                MEETING

   Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

   Signature: ________________________________________ Date: __________________

   Signature: ________________________________________ Date: __________________